Exhibit 19.1
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

				(Rs. in Million)
		As of September 30,		As of March 31,
	Schedule	2007	2006	2007

SOURCES OF FUNDS

SHAREHOLDERS’ FUNDS
Share capital	1	2,919	2,869	2,918
Share application money pending allotment		36	61	35
Reserves and surplus	2	104,499	79,772	93,042

		107,454	82,702	95,995

LOAN FUNDS
Secured loans	3	2,792	715	1,489
Unsecured loans	4	26,512	337	2,338

		29,304	1,052	3,827
Minority Interest		117	—	29

		136,875	83,754	99,851

APPLICATION OF FUNDS
FIXED ASSETS
Goodwill [refer note 19(8), (9), (13),& (14)]		41,309	7,899	9,477
Gross block	5	49,492	30,767	37,287
Less: Accumulated depreciation		24,198	15,526	18,993

Net block		25,294	15,241	18,294
Capital work-in-progress and advances		10,818	7,409	10,191

		77,421	30,549	37,962

INVESTMENTS	6	24,301	33,550	33,249

DEFERRED TAX ASSET (NET)		643	440	590

CURRENT ASSETS, LOANS AND ADVANCES
Inventories	7	5,935	2,426	4,150
Sundry debtors	8	33,385	25,437	29,007
Cash and bank balances	9	20,488	4,144	19,822
Loans and advances	10	26,358	20,738	17,454

		86,166	52,745	70,433

Less: CURRENT LIABILITIES AND PROVISIONS
Liabilities	11	41,445	23,803	34,350
Provisions	12	10,211	9,727	8,033

		51,656	33,530	42,383

NET CURRENT ASSETS		34,510	19,215	28,050

		136,875	83,754	99,851

Notes to Accounts	19
The schedules referred to above form an integral part of the condensed consolidated balance sheet

As per our report attached	for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	B C Prabhakar
Chartered Accountants	Chairman	Director

Zubin Shekary	Suresh C Senapaty	V Ramachandran
Partner	Executive Vice President	Company Secretary
Membership No. 48814	& Chief Financial Officer

Bangalore
October 19, 2007

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

					(Rs. in Million except share data)
		Quarter ended September 30,		Six months ended September 30,		Year ended Mar 31,
	Schedule	2007	2006	2007	2006	2007

INCOME
Gross sales and services		48,003	35,982	90,759	67,652	151,330
Less: Excise duty		429	406	825	620	1,348

Net sales and services		47,574	35,576	89,934	67,032	149,982
Other income	13	1,262	694	1,934	1,172	2,732

		48,836	36,270	91,868	68,204	152,714

EXPENDITURE
Cost of sales and services	14	33,303	24,215	63,118	45,389	102,420
Selling and marketing expenses	15	3,374	2,263	6,255	4,375	9,547
General and administrative expenses	16	2,643	1,798	4,687	3,265	7,635
Interest	17	330	34	461	36	124

		39,650	28,310	74,521	53,065	119,726

PROFIT BEFORE TAXATION		9,186	7,960	17,347	15,139	32,988
Provision for taxation including fringe benefit tax		1,046	1,050	2,050	2,090	3,868

Profit before minority interest / share in earnings of associates:		8,140	6,910	15,297	13,049	29,120

Minority interest		1	—	3	—	6
Share in earnings of associates		96	92	193	157	295

PROFIT FOR THE PERIOD		8,237	7,002	15,493	13,206	29,421

Appropriations
Interim dividend		2,919	—	2,919	—	7,238
Proposed dividend		—	—	—	—	1,459
Tax on dividend		496	—	496	—	1,268

TRANSFER TO GENERAL RESERVE		4,822	7,002	12,078	13,206	19,456

EARNINGS PER SHARE — EPS
Equity shares of par value Rs. 2/- each
Basic (in Rs.)		5.68	4.91	10.68	9.29	20.62
Diluted (in Rs.)		5.65	4.84	10.63	9.15	20.41
Number of shares for calculating EPS
Basic		1,451,197,279	1,424,691,434	1,451,197,279	1,422,047,916	1,426,966,318
Diluted		1,457,143,452	1,445,598,654	1,457,861,033	1,443,393,468	1,441,469,652

Notes to Accounts	19
The schedules referred to above form an integral part of the condensed consolidated profit and loss account

As per our report attached	for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	B C Prabhakar
Chartered Accountants	Chairman	Director

Zubin Shekary	Suresh C Senapaty	V Ramachandran
Partner	Executive Vice President	Company Secretary
Membership No. 48814	& Chief Financial Officer

Bangalore
October 19, 2007

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW STATEMENT

					(Rs. in Million)
	Quarter Ended September 30,		Six months ended September 30,		Year Ended
	2007	2006	2007	2006	March 31, 2007

A. Cash flows from operating activities:
Profit before tax	9,186	7,960	17,347	15,139	32,988
Adjustments:
Depreciation and amortization	1,246	982	2,421	1,877	3,978
Amortisation of stock compensation	286	448	572	596	1,078
Unrealised exchange differences — net	(671)	(24)	(1,108)	354	457
Interest on borrowings	330	34	461	36	125
Dividend / interest — net	(790)	(493)	(1,437)	(880)	(2,118)
(Profit) / Loss on sale of investments	(199)	(53)	(550)	(175)	(588)
Gain on sale of fixed assets	(6)	(4)	(165)	(5)	(10)
Working capital changes :
Trade and other receivable	(3,642)	(3,005)	(4,738)	(4,316)	(7,358)
Loans and advances	(861)	(247)	(1,823)	(955)	(283)
Inventories	(836)	(118)	(855)	(361)	(1,120)
Trade and other payables	5,450	2,289	3,936	2,932	5,156

Net cash generated from operations	9,493	7,770	14,061	14,243	32,304
Direct taxes paid	(1,410)	(1,156)	(2,674)	(1,760)	(4,252)

Net cash generated by operating activities	8,083	6,614	11,387	12,483	28,052

B. Cash flows from investing activities:

Acquisition of property, fixed assets plant and equipment (including advances)	(3,336)	(2,827)	(6,315)	(6,215)	(13,005)
Proceeds from sale of fixed assets	91	154	323	183	149
Purchase of investments	(67,472)	(19,118)	(99,845)	(46,959)	(123,579)
Proceeds on sale / from maturities on investments	70,098	22,194	109,536	44,569	122,042
Intercorporate deposit	(100)	—	50	—	(650)
Net payment for acquisition of businesses	(26,323)	(602)	(26,388)	(4,153)	(6,608)
Dividend / interest income received	790	492	1,292	880	2,118

Net cash generated by / (used in) investing activities	(26,252)	295	(21,347)	(11,696)	(19,533)

C. Cash flows from financing activities:

Proceeds from exercise of employee stock option	7	815	56	2,649	9,458
Share application money pending allotment	36	29	36	61	35
Interest paid on borrowings	(330)	(34)	(461)	(36)	(125)
Dividends paid (including distribution tax)	(1,706)	(8,125)	(9,215)	(8,125)	(8,875)
Repayment of borrowings / loans	(17,125)	(3,452)	(20,102)	(3,510)	(5,915)
Proceeds of borrowings / loans	39,625	3,653	40,272	3,452	7,882
Proceeds from issuance of shares by subsidiary	—	—	55	—	35

Net cash generated by / (used in) financing activities	20,507	(7,114)	10,641	(5,509)	2,495

Net (decrease) / increase in cash and cash equivalents during the period	2,338	(205)	681	(4,722)	11,014
Cash and cash equivalents at the beginning of the period	18,181	4,347	19,822	8,858	8,858
Effect of translation of cash balance	(31)	2	(15)	7	(50)

Cash and cash equivalents at the end of the period	20,488	4,144	20,488	4,144	19,822

As per our report attached	for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	B C Prabhakar
Chartered Accountants	Chairman	Director

Zubin Shekary	Suresh C Senapaty	V Ramachandran
Partner	Executive Vice President	Company Secretary
Membership No. 48814	& Chief Financial Officer

Bangalore
October 19, 2007

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

		(Rs. in Million except share data)
	As of September 30,		As of March 31,
	2007	2006	2007

SCHEDULE 1 SHARE CAPITAL

Authorised capital
1,650,000,000 (2006 & 2007: 1,650,000,000) equity shares of Rs. 2 each	3,300	3,300	3,300
25,000,000 (2006 & 2007: 25,000,000) 10.25 % redeemable cumulative preference shares of Rs. 10 each	250	250	250

	3,550	3,550	3,550

Issued, subscribed and paid-up capital

1,459,261,169 (2006: 1,434,563,895, 2007: 1,458,999,650) equity shares of Rs. 2 each [refer note 19 (2)]	2,919	2,869	2,918

	2,919	2,869	2,918

	As of September 30,		As of March 31,
	2007	2006	2007

SCHEDULE 2 RESERVES AND SURPLUS

Capital reserve
Balance brought forward from previous period	47	47	47

	47	47	47

Securities premium account
Balance brought forward from previous period	24,530	14,378	14,378
Add: Exercise of stock options by employees	98	2,780	10,152

	24,628	17,158	24,530

Translation reserve
Balance brought forward from previous period	(247)	(111)	(111)
Movement during the period	(605)	87	(136)

	(852)	(24)	(247)

Restricted stock units reserve
Employee Stock Options Outstanding	5,046	6,051	5,273
Less: Deferred Employee Compensation Expense	3,560	5,000	4,351

	1,486	1,051	922

General reserve
Balance brought forward from previous period	67,790	48,357	48,357
Additions [refer note 19 (3)]	10,702	13,183	19,433

	78,492	61,540	67,790

Unrealised gains on cash flow hedges, net	698	—	—

Summary of reserves and surplus
Balance brought forward from previous period	93,042	63,201	63,202
Additions	12,062	16,571	29,977
Deletions	(605)	—	(137)

	104,499	79,772	93,042

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

			(Rs. in Million)
	As of September 30,		As of March 31,
	2007	2006	2007

SCHEDULE 3 SECURED LOANS

Term loans[1,2]	1,961	370	698
Cash credit facility[1]	539	345	791
Others[2]	292	—	—

	2,792	715	1,489

[1] Term loans and cash credit facility are secured by hypothecation of stock-in-trade, book debts, immovable/movable properties and other assets
[2] Term loans and others include Rs. 1,352 Million of borrowings of entities acquired during the period.

SCHEDULE 4 UNSECURED LOANS

Borrowing from banks [3]	16,369	288	2,240
Loan from financial institutions [4]	10,042	—	52
Interest free loan from State Governments	46	48	46
Others	55	1	—

	26,512	337	2,338

[3]	Borrowing from banks include Rs. 1,745 Million of borrowings of entities acquired during the period.

[4]	Loan from financial institutions include Rs. 2,082 Million of borrowings of entities acquired during the period.
SCHEDULE 5 FIXED ASSETS

									(Rs. in Million)

	GROSS BLOCK				ACCUMULATED DEPRECIATION				NET BLOCK
				As of				As of	As of
	As of April		Deductions/	September	As of April	Depreciation	Deductions /	September	September	As of March
PARTICULARS	1, 2007	Additions[5]	adjustments	30, 2007	1, 2007	for the period	adjustments[5]	30, 2007	30, 2007	31,2007

(a) Tangible fixed assets
Land (including leasehold)	2,170	596	40	2,726	2	—	2	4	2,722	2,168
Buildings	6,198	2,441	7	8,632	669	59	356	1,084	7,548	5,529
Plant & machinery [6]	21,125	6,953	127	27,951	14,072	1,779	1,979	17,830	10,121	7,053
Furniture, fixture and equipments	4,180	1,045	48	5,177	2,806	336	200	3,342	1,835	1,374

Vehicles	1,830	668	119	2,379	989	203	57	1,249	1,130	841
(b) Intangible fixed assets

Technical know-how	330	—	—	330	329	1	—	330	0	1
Patents, trade marks and rights	1,454	843	—	2,297	126	43	190	359	1,938	1,328

	37,287	12,546	341	49,492	18,993	2,421	2,784	24,198	25,294	18,294

Previous year - 31 March 2007	24,816	12,743	272	37,287	12,910	3,979	2,104	18,993	18,294

[5]	- Additions include Gross Block of Rs. 7,101 Million and adjustments include Accumulated depreciation of Rs. 2,973 Million in respect of assets of entities acquired during the period

[6]	- Plant and machinery includes computers and computer software.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
SCHEDULE 6 INVESTMENTS

			(Rs. in Million)

	As of September 30,		As of March 31,

	2007	2006	2007

Investments- Long Term — unquoted

Investment in Associates
Wipro GE Medical Systems Private Ltd [7]	1,203	931	1,043
WeP Peripherals Ltd	—	209	—

	1,203	1,140	1,043

Other Investments — unquoted	365	30	364

Current Investments — quoted
Investments in Indian money market mutual funds	22,733	32,380	31,842

	24,301	33,550	33,249

[7] Equity investments in this company carry certain restrictions on transfer of shares that are normally provided for in shareholders’ agreements

SCHEDULE 7 INVENTORIES

Finished goods	2,084	1,156	1,777
Raw materials	2,868	667	1,584
Stock in process	646	373	491
Stores and spares	337	230	298

	5,935	2,426	4,150

SCHEDULE 8 SUNDRY DEBTORS
(Unsecured)
Debts outstanding for a period exceeding six months
Considered good	2,041	1,154	919
Considered doubtful	1,317	1,385	1,388

	3,358	2,539	2,307

Other debts
Considered good	31,344	24,283	28,088
Considered doubtful	—	—	—

	34,702	26,822	30,395

Less: Provision for doubtful debts	1,317	1,385	1,388

	33,385	25,437	29,007

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

			(Rs. in Million)

	As of September 30,		As of March 31,
	2007	2006	2007

SCHEDULE 9 CASH AND BANK BALANCES
Balances with bank:
In current account [8]	7,089	4,012	16,784
In deposit account	11,721	9	2,355
Cash and cheques on hand	1,678	123	683

	20,488	4,144	19,822

[8] Balance as on March 31,2007 includes Rs. 7,278 Million in a restricted designated bank account for payment of interim dividend for the period ended March 31, 2007

SCHEDULE 10 LOANS AND ADVANCES
(Unsecured, considered good unless otherwise stated)
Advances recoverable in cash or in kind or for value to be received
Considered good
- Prepaid expenses	3,690	2,733	2,049
- Advance to suppliers / expenses	1,203	559	753
- Employee travel & other advances	1,338	998	885
- Others	3,400	1,130	1,471

	9,631	5,420	5,158
Considered doubtful	189	136	194

	9,820	5,556	5,352
Less: Provision for doubtful advances	189	136	194

	9,631	5,420	5,158

Other deposits	1,730	1,561	1,613
Advance income tax	6,063	8,208	4,730
Inter corporate deposit	600	—	650
Balances with excise and customs	407	109	207
Unbilled revenue	7,927	5,440	5,096

	26,358	20,738	17,454

SCHEDULE 11 LIABILITIES
Acquisition related liabilities	6,123	—	—
Accrued expenses and statutory liabilities	17,010	13,903	13,776
Sundry creditors	14,227	7,687	10,202
Unearned revenues	2,553	1,051	1,761
Advances from customers	1,528	1,158	1,369
Unclaimed dividends	4	4	4
Unpaid interim dividends	—	—	7,238

	41,445	23,803	34,350

SCHEDULE 12 PROVISIONS
Employee retirement benefits	2,128	1,697	2,118
Warranty provision	854	882	831
Provision for tax	3,814	7,148	3,106
Proposed dividend	2,919	—	1,459
Tax on dividend	496	—	519

	10,211	9,727	8,033

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

					(Rs. in Million)

	Quarter ended September 30,		Six months ended September 30,		Year ended
	2007	2006	2007	2006	March 31, 2007

SCHEDULE 13 OTHER INCOME

Dividend on mutual fund units	437	356	791	695	1,686
Profit on sale of investments	199	53	550	175	588
Interest on debt instruments and others	353	136	646	185	432
Exchange differences — net	185	(138)	(386)	(195)	(231)
Miscellaneous income	88	287	333	312	257

	1,262	694	1,934	1,172	2,732

SCHEDULE 14 COST OF SALES AND SERVICES
Employee compensation costs	16,701	13,193	32,431	24,986	54,239
Raw materials, finished and process stocks (refer Schedule 18)	8,905	4,770	16,202	8,673	23,182
Sub contracting / technical fees	2,431	1,719	4,503	3,188	6,677
Travel	1,277	1,201	2,305	2,319	5,084
Depreciation	1,140	916	2,235	1,754	3,696
Communication	477	378	865	746	1,620
Repairs	602	655	1,181	1,057	2,645
Power and fuel	359	263	697	528	1,062
Outsourced technical services	282	210	520	398	842
Rent	281	314	549	500	1,009
Stores and spares	221	144	447	284	676
Insurance	46	55	95	102	186
Rates and taxes	17	74	38	177	198
Miscellaneous	564	323	1,050	677	1,304

	33,303	24,215	63,118	45,389	102,420

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

					(Rs. in Million)

	Quarter ended September 30,		Six months ended September 30,		Year ended
	2007	2006	2007	2006	March 31, 2007

SCHEDULE 15 SELLING AND MARKETING EXPENSES
Employee compensation costs	1,648	1,206	3,065	2,196	4,728
Advertisement and sales promotion	585	338	980	693	1,400
Travel	193	160	502	403	790
Carriage and freight	285	144	560	321	885
Commission on sales	177	55	241	140	275
Rent	106	87	212	146	326
Communication	74	72	155	124	294
Conveyance	36	31	66	52	111
Depreciation	67	47	121	82	190
Repairs to buildings	21	3	32	5	60
Insurance	11	6	21	13	25
Rates and taxes	8	7	16	12	26
Miscellaneous expenses	163	107	284	188	437

	3,374	2,263	6,255	4,375	9,547

SCHEDULE 16 GENERAL AND ADMINISTRATIVE EXPENSES
Employee compensation costs	1,176	790	2,117	1,368	3,430
Travel	275	234	526	424	909
Repairs and mantainance	139	80	264	137	321
Provision for bad debts	154	71	247	144	294
Manpower outside services	55	32	100	63	142
Depreciation	38	20	65	41	93
Rates and taxes	24	3	38	43	63
Insurance	15	13	34	20	57
Rent	27	10	47	22	77
Auditors’ remuneration
Audit fees	12	5	17	11	13
For certification including tax audit	—	1	1	1	1
Out of pocket expenses	—	1	1	1	1
Miscellaneous expenses	728	538	1,230	990	2,234

	2,643	1,798	4,687	3,265	7,635

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

					(Rs. in Million)

	Quarter ended September 30,		Six months ended September 30,		Year ended
	2007	2006	2007	2006	March 31, 2007

SCHEDULE 17 INTEREST
Cash credit and others [9]	330	34	461	36	124

[9] Includes Rs.95 Million and Rs.198 Million for the quarter ended and six month ended September 30,2007 (2006 & 2007: Nil) of interest borne by Wipro Equity Reward Trust in respect of loans availed by employees from third party financial institution/bank in March 2007 for the exercise of vested employee stock options.

SCHEDULE 18

RAW MATERIALS, FINISHED AND PROCESSED STOCKS
Consumption of raw materials and bought out components :

Opening stocks	1,890	699	1,584	692	692
Add: Stock taken over on acquisition	375	—	375	—	651
Add: Purchases	4,642	1,216	9,276	3,324	11,701
Less: Closing stocks	2,868	667	2,868	667	1,584

	4,039	1,248	8,367	3,349	11,460

Purchase of finished products for sale	5,040	3,668	7,732	5,678	12,471

(Increase) / Decrease in finished and process stocks :

Opening stock : In process	638	337	491	289	289
: Finished products	1,353	1,046	1,777	886	886

Stock taken over on acquisition : In process	8	—	8	—	194
: Finished products	557	—	557	—	150

Less: Closing stock : In process	646	373	646	373	491
: Finished products	2,084	1,156	2,084	1,156	1,777

	(174)	(146)	103	(354)	(749)

	8,905	4,770	16,202	8,673	23,182

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE 19 – NOTES TO ACCOUNTS
Company overview
Wipro Limited (Wipro), together with its subsidiaries and associates (collectively, the Company or the group) is a leading India based provider of IT Services and Products, including Business Process Outsourcing (BPO) services, globally. Further, Wipro has other businesses such as India and AsiaPac IT Services and Products and Consumer Care and Lighting. Wipro is headquartered in Bangalore, India.
1.	Significant accounting policies
i.	Basis of preparation of financial statements

The condensed financial statements are prepared in accordance with Indian Generally Accepted Accounting Principles (GAAP) under the historical cost convention on the accrual basis. GAAP comprises accounting standards notified by the Central Government of India under section 211(3C) of the Companies Act, 1956, other pronouncements of the Institute of Chartered Accountants of India, the provisions of the Companies Act, 1956 and guidelines issued by the Securities and Exchange Board of India. The recognition, measurement and disclosure provisions of AS 25, Interim Financial Reporting, have been followed for these condensed interim financial statements.

ii.	Principles of consolidation

The consolidated financial statements include the financial statements of Wipro and all its subsidiaries, which are more than 50% owned or controlled.

The financial statements of the parent company and its majority owned / controlled subsidiaries have been combined on a line by line basis by adding together the book values of all items of assets, liabilities, incomes and expenses after eliminating all inter-company balances / transactions and resulting unrealized gain / loss.

The consolidated financial statements are prepared using uniform accounting policies for similar transactions and other events in similar circumstances.

iii.	Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contin gent assets and liabilities on the date of the financial statements and reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

iv.	Goodwill

Goodwill arising on consolidation / acquisition of assets is not amortised. It is tested for impairment on a periodic basis and written-off if found impaired.

v.	Fixed assets, intangible assets and work-in-progress

Fixed assets are stated at historical cost less accumulated depreciation.

Interest on borrowed money allocated to and utilized for qualifying fixed assets, pertaining to the period up to the date of capitalization is capitalized. Assets acquired on direct finance lease are capitalized at the gross value and interest thereon is charged to profit and loss account.

Intangible assets are stated at the consideration paid for acquisition less accumulated amortization.

Advances paid towards the acquisition of fixed assets outstanding as of each balance sheet date and the cost of fixed assets not ready for use before such date are disclosed under capital work-in-progress. Lease payments under operating lease are recognised as an expense in the profit and loss account.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Payments for leasehold land are amortised over the period of lease.

vi.	Investments

Long term investments (other than investment in associate) are stated at cost less provision for diminution in the value of such investments. Diminution in value is provided for where the management is of the opinion that the diminution is of other than temporary nature. Short term investments are valued at lower of cost and net realizable value.

Investment in associate is accounted under the equity method.

vii.	Inventories

Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Small value tools and consumables are charged to consumption on purchase. Cost is determined using weighted average method.

viii.	Provisions and contingent liabilities

The Company creates a provision when there is a present obligation as a result of an obligating event that probably requires an outflow of resources and a reliable estimate can be made of the amount of the outflow.

A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. Where there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made.

ix.	Revenue recognition

Services:

Revenue from Software development services comprises revenue from time and material and fixed-price contracts. Revenue from time and material contracts is recognised as related services are performed. Revenue from fixed-price, fixed-time frame contracts is recognised in accordance with the “Percentage of Completion” method.

Revenues from BPO services are derived from both time-based and unit-priced contracts. Revenue is recognised as the related services are performed, in accordance with the specific terms of the contract with the customers.

Revenue from maintenance services is accrued over the period of the contract.

Revenue from customer training, support and other services is recognised as the related services are performed.

Provision for estimated losses, if any, on incomplete contracts are recorded in the period in which such losses become probable based on the current contract estimates.

‘Unbilled revenues’ included in loans and advances represent cost and earnings in excess of billings as at the balance sheet date. ‘Unearned revenues’ included in current liabilities represent billing in excess of revenue recognised.

Products:

Revenue from sale of products is recognised, in accordance with the sales contract, on dispatch from the factories/ warehouse of the Company. Revenues from product sales are shown as net of excise duty, sales tax separately charged and applicable discounts.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Others:

Agency commission is accrued when shipment of consignment is dispatched by the principal.

Profit on sale of investments is recorded upon transfer of title by the Company. It is determined as the difference between the sales price and the then carrying amount of the investment.

Interest is recognised using the time-proportion method, based on rates implicit in the transaction.

Dividend income is recognised where the Company’s right to receive dividend is established.

Export incentives are accounted on accrual basis and include estimated realizable values/ benefits from special import licenses and advance licenses.

Other income is recognised on accrual basis. Other income includes unrealized losses on short-term investments.

x.	Warranty cost

The Company accrues the estimated cost of warranties at the time when the revenue is recognised. The accruals are based on the Company’s historical experience of material usage and service delivery costs.

xi.	Foreign currency transactions

The Company is exposed to currency fluctuations on foreign currency transactions. Foreign currency transactions are accounted in the books of accounts at the average rate for the month.

Transaction:

The difference between the rate at which foreign currency transactions are accounted and the rate at which they are realized is recognised in the profit and loss account.

Translation:

Monetary foreign currency assets and liabilities at period-end are translated at the closing rate. The difference arising from the translation is recognised in the profit and loss account.

Derivative instruments and Hedge accounting:

The Company is exposed to foreign currency fluctuations on foreign currency assets and forecasted cash flows denominated in foreign currency. The Company limits the effects of foreign exchange rate fluctuations by following established risk management policies including the use of derivatives. The Company enters into forward exchange and option contracts, where the counterparty is a bank.

Since March 2004, the Company has designated forward contracts and options to hedge highly probable forecasted transactions as cash flow hedges based on the principles set out in International Accounting Standard (IAS 39) on Financial Instruments.

The exchange differences relating to these forward contracts and gains/losses on such options were being recognised in the period in which the forecasted transaction was expected to occur. The exchange differences relating to ineffective portion of the cash flow hedges and forward contracts / options not designated as cash flow hedges were recognised in the profit and loss account as they arose.

Effective April 1, 2007, based on the recognition and measurement principles set out in the Exposure Draft of the proposed Accounting Standard (AS -30) on Financial Instruments: Recognition and Measurement, the changes in the fair values of forward contracts and options designated as cash flow hedges are recognised directly in shareholders’ funds and are reclassified into the profit and loss account upon the occurrence of the hedged transaction. The changes in fair

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
value relating to the ineffective portion of the cash flow hedges and forward contracts / options not designated as cash flow hedges are recognised in the profit and loss account as they arise.

Integral operations:

In respect of integral operations, monetary assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. Non-monetary items are translated at the historical rate. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are recognised in the profit and loss account.

Non-integral operations:

In respect of non-integral operations, assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. The items in the profit and loss account are translated at the average exchange rate during the period. The differences arising out of the translation are transferred to translation reserve.

xii.	Depreciation and amortisation

Depreciation is provided on straight line method at rates not lower than rates specified in Schedule XIV to the Companies Act, 1956. In some cases, assets are depreciated at the rates which are higher than Schedule XIV rates to reflect the economic life of asset. Management estimates the useful life of various assets as follows:

Nature of asset	Life of asset
Building	30 – 60 years
Plant and machinery	5 – 21 years
Office equipment	3 – 10 years
Vehicles	4 years
Furniture and fixtures	3 – 10 years
Data processing equipment and software	2 – 3 years
Fixed assets individually costing Rs. 5,000/- or less are depreciated at 100%.

Assets under capital lease are amortised over their estimated useful life or the lease term, whichever is lower. Intangible assets are amortized over their estimated useful life. For various brands acquired by the Company, the estimated useful life has been determined ranging between 25 to 40 years based on expected life, performance, market share, niche focus and longevity of the brand. Accordingly, such intangible assets are being amortised over the determined useful life.

xiii.	Impairment of assets

The Company assesses at each balance sheet date whether there is any indication that an asset including goodwill may be impaired. If any such indication exists, the Company estimates the recoverable amount of the asset. If such recoverable amount of the asset or the recoverable amount of the cash generating unit to which the asset belongs to is less than its carrying amount, the carrying amount is reduced to its recoverable amount. The reduction is treated as an impairment loss and is recognised in the profit and loss account. If at the balance sheet date there is an indication that if a previously assessed impairment loss no longer exists, the recoverable amount is reassessed and the asset is reflected at the recoverable amount subject to a maximum of depreciated historical cost. In respect of goodwill the impairment loss will be reversed only when it was caused by specific external events and their effects have been reversed by subsequent external events.

xiv.	Provision for retirement benefits

Provident fund:

Employees receive benefits from a provident fund, a defined contribution plan. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s

     CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
salary. A portion of the contribution is made to the provident fund trust managed by the Company, while the remainder of the contribution is made to the Government’s provident fund.

Compensated absences:

The employees of the Company are entitled to compensated absence. The employees can carry-forward a portion of the unutilized accrued compensated absence and utilize it in future periods or receive cash compensation at retirement or termination of employment for the unutilized accrued compensated absence. The Company records an obligation for compensated absences in the period in which the employee renders the services that increase this entitlement. The Company measures the expected cost of compensated absence as the additional amount that the Company expects to pay as a result of the unused entitlement that has accumulated at the balance sheet date.

Gratuity:

In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering certain categories of employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. Liability with regard to gratuity plan is accrued based on actuarial valuations at the balance sheet date, carried out by an independent actuary. Actuarial gain or loss is recognised immediately in the statement of profit and loss as income or expense. The Company has an employees’ gratuity fund managed by the Life Insurance Corporation of India (LIC).

Superannuation:

Apart from being covered under the Gratuity Plan described above, the employees of the Company also participate in a defined contribution plan maintained by the Company. This plan is administered by the LIC & ICICI Prudential Insurance Company Limited. The Company makes annual contributions based on a specified percentage of each covered employee’s salary.

xv.	Employee stock options

The Company determines the compensation cost based on the intrinsic value method. The compensation cost is amortised on a straight line basis over the vesting period.

xvi.	Research and development

Revenue expenditure on research and development is charged to Profit and Loss account and capital expenditure is shown as addition to fixed assets.

xvii.	Income tax & Fringe benefit tax

Income tax:

The current charge for income taxes is calculated in accordance with the relevant tax regulations. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to timing differences that result between the profit offered for income taxes and the profit as per the financial statements by each entity in the Company.

Deferred tax in respect of timing differences which originate during the tax holiday period but reverse after the tax holiday period is recognised in the period in which the timing differences originate. For this purpose, reversal of timing difference is determined using FIFO method.

Deferred tax assets and liabilities are measured using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in the period that includes the enactment/ substantive enactment date.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Deferred tax assets on timing differences are recognised only if there is a reasonable certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized. However, deferred tax assets on the timing differences when unabsorbed depreciation and losses carried forward exist, are recognised only to the extent that there is virtual certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized.

Deferred tax assets are reassessed for the appropriateness of their respective carrying amounts at each balance sheet date.

The income tax provision for the interim period is made based on the best estimate of the annual average effective tax rate expected to be applicable for full fiscal year. Changes in interim periods to tax provisions, for changes in judgments or settlements relating to tax exposure items of earlier years, are recorded as discrete items in the interim period of change. A detailed bifurcation between current tax and deferred tax charge / (benefit) is made at the year end.

Fringe benefit tax:

The Fringe Benefit Tax (FBT) is accounted for in accordance with the guidance note on accounting for fringe benefits tax issued by the ICAI. The provision for FBT is reported under income taxes.

xviii.	Earnings per share

Basic:

The number of shares used in computing basic earnings per share is the weighted average number of shares outstanding during the period.

Diluted:

The number of shares used in computing diluted earnings per share comprises the weighted average shares considered for deriving basic earnings per share, and also the weighted average number of equity shares that could have been issued on the conversion of all dilutive potential equity shares.

Dilutive potential equity shares are deemed converted as of the beginning of the period, unless issued at a later date. The number of shares and potentially dilutive equity shares are adjusted for any stock splits and bonus shares issued.

xix.	Cash flow statement

Cash flows are reported using the indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Company are segregated.

NOTES TO ACCOUNTS

2.	The following are the details for 1,459,261,169 (2006: 1,434,563,895, 2007: 1,458,999,650) equity shares as of September 30, 2007.

i)	1,398,430,659	Equity shares / American Depository Receipts (ADRs) (2006 & 2007: 1,398,430,659) have been allotted as fully paid bonus shares / ADRs by capitalization of Securities premium account and Capital redemption reserve.

ii)	1,325,525	Equity shares (2006 & 2007: 1,325,525) have been allotted as fully paid-up, pursuant to a scheme of amalgamation, without payment being received in cash.

iii)	3,162,500	Equity shares (2006 & 2007: 3,162,500) representing American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

iv) 55,417,485 Equity shares (2006: 30,720,211, 2007: 55,155,966) issued pursuant to Employee Stock Option Plan.
3.	Note on Reserves:
i)	Restricted stock units reserve includes Deferred Employee Compensation, which represents future charge to profit and loss account and employee stock options outstanding to be treated as securities premium at the time of allotment of shares.

ii)	Additions to General Reserve include:

		(Rs. in Million)
				For the
		Six month ended		year ended
		September	September	March 31,
Particulars		30, 2007	30, 2006	2007
a)	Transfer from Profit and Loss Account	12,078	13,206	19,456
b)	Dividend distributed to Wipro Equity Reward Trust	—	40	40
c)	Additional dividend paid for the previous year	—	(36)	(36)
d)	Adjustment on account of amalgamation of cMango Inc & Quantech Global Services LLC with Wipro Inc [refer Note 19(8,9)]	(1,376)	—	—
e)	Transition liability for employee benefits	—	(27)	(27)

		10,702	13,183	19,433

4.	The Company has designated forward contracts and options to hedge highly probable forecasted transactions based on the principles set out in International Accounting Standard (IAS 39) on Financial Instruments: Recognition and Measurement. Until March 31, 2007, the exchange differences on the forward contracts and gain / loss on such options were recognised in the profit and loss account in the period in which the forecasted transaction is expected to occur. As of September 30, 2006 and March 31, 2007 the Company had forward /option contracts to sell USD 201 million and USD 87 million respectively, relating to highly probable forecasted transactions. The effect of mark to market of the designated contracts as of September 30, 2006 was a loss of Rs 27 million and as of March 31, 2007 was a gain of Rs 105 million. The premium / discount at inception of forward contracts was amortised over the life of the contract.

Effective April 1, 2007, based on the recognition and measurement principles set out in the Exposure Draft of the proposed Accounting Standard (AS-30) on Financial Instruments: Recognition and Measurement, the changes in the derivative fair values relating to forward contracts and options that are designated as effective cash flow hedges of Rs 698 million, have been recognised directly in shareholders’ funds until the hedged transactions occur. Upon occurrence of the hedged transaction the amounts recognised in the shareholders’ funds would be reclassified into the profit and loss account.

As a result of this change in the six month ended September 30, 2007, the shareholders’ funds and loans and advances have increased by Rs. 698 million.

5.	The Company has a 49% equity interest in Wipro GE Medical Systems Private Limited (Wipro GE), an entity in which General Electric, USA holds the majority equity interest. The shareholders agreement provides specific rights to the two shareholders. Management believes that these specific rights do not confer joint control as defined in Accounting Standard 27 “Financial Reporting of Interests in Joint Ventures”. Consequently, Wipro GE is not considered as a joint venture and consolidation of financial statements is carried out as per the equity method in terms of Accounting Standard 23 “Accounting for Investments in Associates in Consolidated Financial statements”.

6.	The Company has been granting restricted stock units (RSUs) since October 2004. The RSUs generally vest in a graded manner over a five year period. The stock compensation cost is computed under the intrinsic value method and amortised on a straight line basis over the total vesting period of five years.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
For the quarter and six month ended September 30, 2007, the Company has recorded stock compensation expense of Rs. 286 Million & Rs. 572 Million respectively.

The Company has been advised by external counsel that the straight line amortization over the total vesting period complies with the SEBI Employee Stock Option Scheme Guidelines 1999, as amended. However, an alternative interpretation of the SEBI guidelines could result in amortization of the cost on an accelerated basis. If the Company were to amortize cost on an accelerated basis, profit before tax for the quarter ended September 30, 2006 and 2007 would have been lower by Rs.18 million and Rs. 79 million respectively and the profit before tax for the six months ended September 30, 2006 and 2007 would have been lower by Rs. 45 Million and Rs. 144 Million respectively. This would effectively increase the profit before tax in later periods by similar amounts.

7.	The Company had received tax demands from the Indian income tax authorities for the financial years ended March 31, 2001, 2002, 2003 and 2004 aggregating to Rs. 11,127 Million (including interest of Rs. 1,503 Million). The tax demand was primarily on account of denial of deduction claimed by the Company under Section 10A of the Income Tax Act 1961, in respect of profits earned by its undertakings in Software Technology Park at Bangalore. The Company had appealed against these demands. In March 2006, the first appellate authority vacated the tax demands for the years ended March 31, 2001 and 2002. The income tax authorities have filed an appeal against the above order.

In March 2007 and July 2007, the first Income tax appellate authority upheld the deductions claimed by the Company under Section 10A of the Act, which vacates a substantial portion of the demand for the year ended March 31, 2003 and 2004.

Considering the facts and nature of disallowance and the order of the appellate authority upholding the claims of the Company for earlier years, the Company believes that the final outcome of the above disputes should be in favour of the Company and there should not be any material impact on the financial statements.

8.	In the terms of the scheme of amalgamation filed with and endorsed by the State of Delaware, USA, cMango Inc amalgamated with Wipro Inc with effect from June 1, 2007. Wipro Inc has accounted for the amalgamation as an amalgamation in the nature of merger in accordance with Accounting Standard 14, Accounting for Amalgamations and goodwill amounting to Rs. 907 million has been adjusted against the general reserve of the Company.

9.	In the terms of the scheme of amalgamation filed with and endorsed by the State of Delaware, USA, Quantech Global services LLC amalgamated with Wipro Inc with effect from May 1, 2007. Wipro Inc has accounted for the amalgamation as an amalgamation in the nature of merger in accordance with Accounting Standard 14, Accounting for Amalgamations and goodwill amounting to Rs. 469 million has been adjusted against the general reserve of the Company.

10.	The Board of Directors of the Company has approved on June 6, 2007, the schemes of amalgamation of the following wholly owned subsidiaries with the Company. The amalgamation is subject to the applicable regulatory approvals.
i)	Wipro Infrastructure Engineering Limited

ii)	Wipro Healthcare IT Limited

iii)	Quantech Global Services Limited

iv)	Mpact Technology Services Private Limited

v)	mPower Software Services (India) Private Limited; and

vi)	cMango India Private Limited.
11.	The Guidance on implementing AS 15, Employee Benefits issued by the Accounting Standards Board (ASB) provides that exempt provident funds which require employers to meet the interest shortfall are in effect defined benefit plans. The Company’s actuary has informed that it is not practicable to actuarially determine the interest shortfall obligation.

12.	The Finance Act, 2007 has introduced Fringe Benefit Tax (FBT) on employee stock options. The difference between the fair value of the underlying share on the date of vesting and the exercise price paid by the employee is subject to FBT. The Company will recover such tax from the

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

employee. The Company’s obligation to pay FBT arises only upon the exercise of stock options and hence the FBT liability and the related recovery are recorded at the time of the exercise.

13.	In September 2007, the Company acquired Infocrossing, Inc. (Infocrossing), a US-based provider of IT infrastructure management, enterprise application and business process outsourcing services for a purchase consideration of USD 436 million (including direct cost of acquisition of USD 5 million). The acquisition was conducted by means of a tender offer for all of the outstanding shares of Infocrossing. This acquisition of Infocrossing broadens the data center and mainframe capabilities to uniquely position the Company in the remote infrastructure management space.

The purchase consideration has been allocated on a preliminary basis based on managements’ estimates and goodwill of Rs. 22,368 Million has been recorded. The Company is in the process of making final determination of the carrying value of assets and liabilities, which may result in changes in the carrying value of net assets recorded.

14.	In July 2007, the Company acquired Unza Holdings (Unza), a Singapore-based FMCG firm for a purchase consideration of USD 246 million (including direct cost of acquisition of USD 1 million). Unza is one of South East Asia’s, largest independent manufacturer and marketer of personal care products, and has operations in over 40 countries. Unza has an excellent product range and a large portfolio of strong brands catering to Asian consumers. This acquisition would significantly increase the Company’s market size and provide significant synergy in terms of a ccess of common vendors, formulation and brands.

The purchase consideration has been allocated on a preliminary basis based on managements’ estimates and goodwill of Rs. 10,233 Million has been recorded. The Company is in the process of making final determination of the carrying value of assets and liabilities, which may result in changes in the carrying value of net assets recorded

15.	During the quarter a relative of the Chairman of the Company, has been appointed to place of profit after special resolution of the shareholders. The Company has applied to the Central Government for approval of the appointment.

16.	The list of subsidiaries is given below :

Country of
Direct Subsidiaries	Step Subsidiaries		Incorporation
Wipro Infrastructure Engineering Ltd			India
Wipro Inc.			USA
	Enthink Inc.		USA
	mPower Software Services (India) Private Limited		India
	MPact Technologies Services Private Limited		India
	cMango India Private Limited		India
	Infocrossing Inc		USA
		Infocrossing EAS, Inc.,	USA
		Infocrossing Services, Inc.	USA
		Infocrossing West, Inc. (A)	USA
USA
		Infocrossing Healthcare Services, Inc.	USA
		Infocrossing, LLC, (A)	USA
USA
		Infocrossing iConnection, Inc.,	USA
cMango Pte Limited			Singapore
Wipro Japan KK			Japan
Wipro Shanghai Limited			China

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Country of
Direct Subsidiaries	Step Subsidiaries		Incorporation
Wipro Trademarks Holding Limited			India
	Cygnus Negri Investments Private Limited		India
Wipro Travel Services Limited			India
Wipro HealthCare IT Limited			India
Wipro Consumer Care Limited			India
Wipro Holdings (Mauritius) Limited			Mauritius
	Wipro Holdings UK Limited		UK
		Wipro Technologies UK Limited	UK
		BVPENTEBeteiligungsver waltung GmbH	Austria
		New Logic Technologies GmbH	Austria
		NewLogic Technologies SARL	France
		3D Networks FZ-LLC	Dubai
		3D Networks (UK) Limited	UK
Wipro Cyprus Private Limited			Cyprus
	Wipro Technologies S.A DE C.V		Mexico
	RetailBox BV		Netherlands
		Enabler Informatica SA	Portugal
		Enabler France SAS	France
		Enabler UK Ltd	UK
		Enabler Brasil Ltd	Brazil
Enabler & Retail Consult
		GmbH	Germany
	Saraware Oy		Finland
	Hydrauto Group AB		Sweden
		Hydrauto Medium cylinders Skelleftteas AB	Sweden
		Hydrauto Engineering AB	Sweden
		Hydrauto Light Cylinders Bispgarden AB	Sweden
		Hydrauto Light Cylinders Ostersund AB Hydrauto Big Cylinders	Sweden
		Ljungby AB	Sweden
		Hydrauto Logistics AB	Sweden
		Hydrauto Oy Ab Pernion	Finland
		Hydrauto Celka Hidrolic San ve Tic a.s	Turkey
	Wipro Technologies SRL		Romania
	Wipro Singapore Pte Limited		Singapore
		Unza Holdings Limited (A)	Singapore
	Wipro Holdings Hungary Kft		Hungary
Quantech Global Services Limited			India
Wipro Australia Pty Limited			Australia
3D Networks Pte Limited			Singapore
Planet PSG Pte Limited			Singapore
	Planet PSG SDN BHD		Malaysia
Spectramind Inc			USA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Country of
Direct Subsidiaries	Step Subsidiaries	Incorporation
	WMNETSERV (UK) Ltd.	UK
	WMNETSERV INC.	USA
Wipro Chandrika Limited (a)		India
	Wipro Arabia Limited (c)	Dubai
WMNETSERV Limited (b)		Cyprus
	WMNETSERV (UK) Ltd.	UK
	WMNETSERV INC.	USA

All the above direct subsidiaries are 100% held by the Company except the following:
a) 90% held in Wipro Chandrika Limited
b) 81.1% held in WMNETSERV Limited
c) 66.67% held in Wipro Arabia Limited.
(A) Step Subsidiary details of Infocrossing West, Inc., Infocrossing, LLC, and Unza Holdings Limited are as follows :

Country of
Step subsidiaries	Step subsidiaries		Incorporation
Infocrossing West, Inc.			USA
	Infocrossing Services West, Inc.		USA
Infocrossing, LLC,			USA
	Infocrossing Services Southeast, Inc.		USA
Unza Company Pte Ltd			Singapore
Unza Indochina Pte Ltd			Singapore
	Unza Vietnam Co., Ltd		Vietnam
Unza Cathay Ltd			Hong kong
Unza China Ltd			Hong Kong
	Dongguan Unza Consumer Products		China
PT Unza Vitalis			Indonesia
Unza Thailand Limited			Thailand
British virgin
Unza Overseas Ltd			islands
UnzAfrica Limited			Nigeria
British virgin
Unza Middle East Ltd			islands
Unza International			British virgin
Limited			islands
Positive Equity Sdn Bhd			Malaysia
Unza Nusantara Sdn Bhd			Malaysia
	Unza Holdings Sdn Bhd		Malaysia
	Unza Malaysia Sdn Bhd		Malaysia
		UAA Sdn Bhd	Malaysia
	Manufacturing Services Sdn Bhd		Malaysia
		Shubido Pacific Sdn Bhd	Malaysia
	Gervas Corporation Sdn Bhd		Malaysia
		Gervas (B) Sdn Bhd	Malaysia
	Formapac Sdn Bhd		Malaysia

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
17.	The segment information for the quarter ended September 30,2007 follows:

							Rs. in Million

							Year ended
Particulars	Quarter ended September 30,			Six months ended Sept ember 30,			March 31,

	2007	2006	Growth %	2007	2006	Growth %	2007

Revenues
IT Services	29,452	24,906	18%	56,436	47,313	19%	101,554
Acquisitions	254			254
BPO Services	2,784	2,299	21%	5,299	4,397	21%	9,391
Global IT Services and Products	32,490	27,205	19%	61,989	51,710	20%	110,945
India & AsiaPac IT Services and Products	9,312	5,426	72%	16,813	9,990	68%	24,835
Consumer Care and Lighting	3,726	2,025	84%	6,076	3,793	60%	8,182
Others	2,587	1,098	136%	5,541	1,902	191%	7,130
Eliminations	(268)	(292)		(539)	(508)		(1,084)

TOTAL	47,847	35,462	35%	89,880	66,887	34%	150,008

Profit before Interest and Tax — PBIT
IT Services	6,618	6,113	8%	12,405	11,706	6%	24,782
Acquisitions	22			22
BPO Services	625	526	19%	1,199	952	26%	2,157
Global IT Sendees and Products	7,265	6,639	9%	13,626	12,658	8%	26,939
India & AsiaPac IT Services and Products	691	468	48%	1,259	821	53%	2,139
Consumer Care and Lighting	440	246	79%	745	477	56%	1,006
Others	132	95	39%	191	164	16%	322

TOTAL	8,528	7,448	15%	15,821	14,120	12%	30,406

Interest (Net) and Other Income	658	512	29%	1,526	1,019	50%	2,582

Profit Before Tax	9,186	7,960	15%	17,347	15,139	15%	32,998

Income Tax expense including Fringe Benefit Tax	(1,046)	(1,050)		(2,050)	(2,090)		(3,868)

Profit before Share in earnings of associates and minority interest	8,140	6510	18%	15,297	13,049	17%	29,120
Share in earnings of associates	96	92		193	157		295
Minority interest	1	—		3	—		6

PROFIT AFTER TAX	8,237	7,002	18%	15,493	13,206	17%	29,421

Operating Margin
IT Services	22%	26%		22%	25%		24%
Acquisitions	9%			9%
BPO Services	22%	23%		23%	22%		23%
Global IT Services and Products	22%	24%		22%	24%		24%
India & AsiaPac IT Services and Products	7%	9%		7%	8%		9%
Consumer Care and Lighting	12%	12%		12%	13%		12%

TOTAL	18%	21%		18%	21%		20%

CAPITAL EMPLOYED
IT Services	47,427	36,241		47,427	36,241		46,454
Acquisitions	22,088	—		22,088	—
BPO Services	3,055	1,991		3,055	1,991		2,493
Global IT Services and Products	72,570	38,232		72,570	38,232		48,947
India & AsiaPac IT Services and Products	6,652	2,372		6,652	2,372		5,363
Consumer Care and Lighting	16,612	2,488		16,612	2,488		2,957
Others	41,041	40,662		41,041	40,662		42,584

TOTAL	136,875	83,754		136,875	83,754		99,851

CAPITAL EMPLOYED COMPOSITION
IT Services	35%	43%		35%	43%		47%
Acquisitions	16%	—		16%	—		—
BPO Services	2%	2%		2%	2%		2%
Global IT Services and Products	53%	45%		53%	45%		49%
India & AsiaPac IT Services and Products	5%	3%		5%	3%		5%
Consumer Care and Lighting	12%	3%		12%	3%		3%
Others	30%	49%		30%	49%		43%

TOTAL	100%	100%		100%	100%		100%

RETURN ON AVERAGE CAPITAL EMPLOYED
IT Services	58%	71%		53%	70%		64%
Acquisitions	1%	—		—	—
BPO Services	86%	47%		86%	46%		49%
Global IT Services and Products	49%	68%		45%	67%		63%
India & AsiaPac IT Services and Products	40%	67%		42%	69%		55%
Consumer Care and Lighting	18%	42%		15%	52%		48%

TOTAL	28%	37%		27%	37%		36%

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Notes to Segment Report
a)	The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the Accounting Standard 17 “Segment Reporting” issued by The Institute of Chartered Accountants of India.

b)	Segment revenue includes all allocable other income and exchange differences which are reported in other income.

c)	PBIT for the quarter and six month ended September 30, 2007 is after considering restricted stock unit amortisation of Rs. 286 Million (2006: Rs. 448 Million & 2007: Rs 1078 Million) and Rs. 572 Million (2006: Rs 596 Million & 2007: Rs 1078 Million). PBIT of Global IT Services and Products for the quarter and six month ended September 30, 2007, is after considering restricted stock unit amortisation of Rs. 250 Million (2006: Rs. 392 Million & 2007: Rs 936 Million) and Rs. 497 Million (2006: Rs.522 Million & 2007: Rs. 936 Million)

d)	Capital employed of segments is net of current liabilities which is as follows :–

	(Rs. in Million)
	As of Sep 30,		As of March 31,
Name of the Segment	2007	2006	2007
Global IT Services and Products	28,953	17,711	18,501
India & AsiaPac IT Services and Products	9,394	6,484	7,580
Consumer Care and Lighting	3,356	1,327	1,537
Others	9,953	8,008	14,765

	51,656	33,530	42,383

e)	Capital employed of ‘Others’ includes cash and cash equivalents including liquid mutual funds of Rs. 32,792 Million (2006: Rs. 33,826 Million & 2007 Rs. 42,652 Million).

f)	The Company has four geographic segments: India, USA, Europe and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

	(Rs. in Million)
	Quarter ended				Six month ended September				Year ended March
	September 30,				30,				31,
Geography	2007	%	2006	%	2007	%	2006	%	2007	%
India	12,003	25%	7,131	20%	22,432	25%	13,072	20%	31,371	21%
USA	20,272	42%	18,063	51%	39,425	44%	34,453	52%	72,702	48%
Europe	11,717	25%	8,181	23%	22,262	25%	15,697	23%	36,972	25%
Rest of the World	3,855	8%	2,087	6%	5,761	6%	3,665	5%	8,963	6%

Total	47,847	100%	35,462	100%	89,880	100%	66,887	100%	150,008	100%

g)	For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segments.

h)	The acquisitions consummated during the year ended March 31, 2006 and 2007 were reported separately in the segment report. The acquisitions have been completely integrated into Global IT Services and Products and hence not reported separately in the segment report. Segment information for the previous periods has accordingly been reclassified on a comparable basis.

i)	The Company has designated forward contracts and options to hedge highly probable forecasted transactions based on the principles set out in International Accounting Standard (IAS 39) on Financial Instruments. Until March 31, 2007, the exchange differences on the forward contracts and gain / loss on such options were recognised in the profit and loss account in the period in which the forecasted transaction is expected to occur. As of September 30, 2006 and March 31, 2007 the Company had forward /option contracts to sell USD 201 million and USD 87 million respectively, relating to highly probable forecasted transactions. The effect of mark to market of the designated contracts as of September 30, 2006 was a loss of Rs 27 million and as of March 31, 2007 was a gain of Rs 105 million. The premium / discount at inception of forward contracts was amortised over the life of the contract.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Effective April 1, 2007, based on the recognition and measurement principles set out in the Exposure Draft of the proposed Accounting Standard (AS-30) on Financial Instruments: Recognition and Measurement, the changes in the derivative fair values relating to forward contracts and options that are designated as effective cash flow hedges of Rs 698 million, has been recognised directly in shareholders’ funds until the hedged transactions occur. Upon occurrence of the, hedged transaction the amounts recognised in the shareholders’ funds would be reclassified into the profit and loss account.
As a result of this change in the six month ended September 30, 2007, the shareholders’ funds and loans and advances have increased by Rs. 698 million.
18.	Corresponding figures for previous periods presented have been regrouped, where necessary, to confirm to the current period classification.